Exhibit 16.1

May 15, 2023
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Laboratory Corporation of American Holdings pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Form 10 of Laboratory Corporation of America Holdings dated May 15, 2023. We agree with the statements concerning our Firm contained therein.
Very truly yours,

/s/PricewaterhouseCoopers LLP

Florham Park, New Jersey
Attachment